Exhibit 10.16

December 29, 2014

John G. Cooper
c/o Discovery Laboratories, Inc.
2600 Kelly Road
Suite 100
Warrington, PA 18976

Re:            Amendment to Employment Agreement

Dear Mr. Cooper,

This amendment is attached to and made part of the Employment Agreement dated as of April 1, 2013 between you and Discovery Laboratories, Inc. (the “Agreement”).  Effective as of April 1, 2015, the parties hereby agree that certain provisions of the Agreement are revised as set forth below.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms as set forth in the Agreement.

1.	The first sentence of Section 2 is hereby amended and restated in its entirety to read as follows:

“The term (“Term”) of this Agreement shall commence on the date first above written and shall continue through March 31, 2015; provided, however, that commencing on April 1, 2015 and on each renewal date thereafter, the term of this Agreement shall automatically be extended for two additional years, unless at least 90 days prior to any such renewal date, either party shall have given notice that such party does not wish to extend this Agreement.”

2.	Section 6(b) of the Agreement (“Change of Control Benefits – Options”) is hereby amended and restated in its entirety to read as follows:

“Awards.  Notwithstanding any provision to the contrary in any of the Company’s long-term incentive plans or in any stock option or restricted stock award between the Company and Executive, in the event of a Change of Control, all vested and unvested shares of stock and all vested and unvested options to acquire Company stock held by Executive shall be assumed by the successor entity or  parent or subsidiary of the successor entity; and further, if the Company is not the surviving entity, Executive shall be entitled to receive in exchange for, or in respect of, all shares of stock and all options in the Company’s common stock, shares and options to acquire shares of the successor entity or  parent or subsidiary of the successor entity, or other similar rights that are substantially the economic equivalent of the Executive’s shares and stock options in the Company’s common stock immediately prior to the Change of Control.”

3.	Clause (v) of Section 7(c) (“Termination of Employment – Termination in connection with a Change of Control”) is hereby amended in its entirety to read as follows:

“Notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and Executive, all shares of stock and all options to acquire Company stock (or shares and options to acquire shares of a successor entity or parent or subsidiary of the successor entity issued or substituted for shares and options to acquire Company stock pursuant to Section 6(b) hereof) held by Executive shall accelerate and become fully vested upon the Date of Termination (and shall thereupon become fully exercisable) and all shares of stock shall become fully vested upon the Date of Termination and all restrictions thereon shall be lifted, and all stock options shall continue to be exercisable for the remainder of their stated terms.”

John G. Cooper
c/o Discovery Laboratories, Inc.
December 29, 2014

Except as amended herein, the remaining terms and conditions of the Agreement shall remain in full force and effect.  This amendment confirms an agreement between you and the Company with respect to the subject matter hereof and is a material part of the consideration stated in the Agreement and mutual promises made in connection therewith.  Please indicate your acceptance of the terms contained herein by signing both copies of this amendment, retaining one copy for your records, and forwarding the remaining copy to the Company no later than December 31, 2014.

DISCOVERY LABORATORIES, INC.

By:	/s/ Kathryn A. Cole
Name:	Kathryn A. Cole
Title:	Senior Vice President, Human Resources

Accepted and Agreed to:

/s/ John G. Cooper		Date:
Name:	John G. Cooper